MID PENN BANCORP, INC. CLAWBACK POLICY Last Date of Board Review/Approval: 01/21/2026 Original Board Approval Date: 01/24/2024 Person Responsible for Policy: CFO Date Last Revised: 01/21/2026

MID PENN BANCORP, INC. CLAWBACK POLICY Introduction The Board of Directors (the “Board”) of Mid Penn Bancorp, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), SEC Rule 10D-1 and Nasdaq Listing Rule 5608 (the “Clawback Listing Standards”). Administration This Policy shall be administered by the Compensation Committee (the “Committee”). Any determinations made by the Committee shall be final and binding on all affected individuals. Covered Executives This Policy applies to the Company’s current and former executive officers, as determined by the Committee in accordance with the definition in Section 10D of the Exchange Act, SEC Rule 10D- 1 and the Clawback Listing Standards (“Covered Executives”). Recoupment; Accounting Restatement In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company will require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. Incentive Compensation For purposes of this Policy, Incentive Compensation means any of the following; provided, that such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure:  Annual bonuses and other short- and long-term cash incentives.  Stock options.

 Stock appreciation rights.  Restricted stock.  Restricted stock units.  Performance shares.  Performance units. Financial reporting measures include:  Company stock price.  Total shareholder return.  Net income.  Return on assets.  Earnings measures, such as earnings per share. Excess Incentive Compensation: Amount Subject to Recovery The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Committee, without regard to any taxes paid by the Covered Executive in respect of the Incentive Compensation paid based on the erroneous data. If the Committee cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement. Method of Recoupment The Committee will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation: (a) requiring reimbursement of cash Incentive Compensation previously paid; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (c) to the extent consistent with Section 409A of the Internal Revenue Code of 1986, as amended, offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; (d) cancelling outstanding vested or unvested equity awards; and/or (e) taking any other remedial and recovery action permitted by law, as determined by the Committee.

No Indemnification The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation. Interpretation The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, SEC Rule 10D-1, any other applicable rules or standards adopted by the Securities and Exchange Commission, and the Clawback Listing Standards. Effective Date This Policy shall apply to Incentive Compensation that is received by Covered Executives on or after December 1, 2023, even if such Incentive Compensation was approved, awarded, or granted to Covered Executives prior to such date. Amendment; Termination The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations amended or adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with the Clawback Listing Standards and any other rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time. Other Recoupment Rights Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. Relationship to Other Plans and Agreements The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. In the event of any inconsistency between the terms of the Policy and the terms of any employment agreement, equity award agreement, or similar agreement under which Incentive Compensation has been granted, awarded, earned or paid to a Covered Executive, whether or not deferred, the terms of the Policy shall govern.

Impracticability The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D- 1 of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed. Successors This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.